Exhibit 99.1

William Kelvie Resigns from Move Inc’s Board of Directors

CAMPBELL, Calif.--(BUSINESS WIRE)--January 5, 2010--Move, Inc. (NASDAQ:MOVE), the leader in online real estate, today announces Board Member William Kelvie resigned from the Move, Inc., board of directors effective December 31, 2009.

Joe Hanauer, chairman of the Move, Inc., board of directors, said, “On behalf of the entire board, we want to thank Bill for his many years of service to Move’s shareholders. During Bill’s 11 year tenure on the board, his unique background in technology and the mortgage industry have played an important role in guiding the company’s growth. In fact, as one of Move’s early directors he played a key role in helping shepherd the company to its long standing leadership position in the online real estate space.”

William E. Kelvie joined the Move, Inc., board of directors in 1998. He has served as the chief executive officer of Overture Corporation, an information technology company since 2000. Prior to that, Kelvie served in several key executive roles with Fannie Mae from 1990 to 2000, as well as special adviser to Fannie Mae’s CEO until January 2003. In addition Kelvie served as a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans, as well as various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company.

ABOUT MOVE, INC.

About MOVE, INC.: Move, Inc. (NASDAQ:MOVE) is the leader in online real estate with 6.7 million(1) monthly visitors to its online network of websites. Move, Inc. operates: Move.com®, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com®, the official Web site of the National Association of REALTORS®; Moving.com; SeniorHousingNet.com™; and Top Producer® Systems. Move, Inc. is based in Campbell, California.

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

[1] comScore Media Metrix November 2009

CONTACT:
Move, Inc.
Julie Reynolds, 805-557-3080
Julie.Reynolds@move.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722
Todd@blueshirtgroup.com
Stacie Bosinoff, 415-217-7722
Stacie@blueshirtgroup.com